As filed with the Securities and Exchange Commission on April 15, 2004

Registration No. 333-112287

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT No. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SAFLINK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	95-4346070
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

777 108th Avenue NE, Suite 2100

Bellevue, Washington 98004

(425) 278-1100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

GLENN L. ARGENBRIGHT

President and Chief Executive Officer

SAFLINK CORPORATION

777 108th Avenue NE, Suite 2100

Bellevue, Washington 98004

(425) 278-1100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

W. MICHAEL HUTCHINGS, ESQ.

Gray Cary Ware & Freidenrich LLP

701 Fifth Avenue, Suite 7000

Seattle, Washington 98104

(206) 839-4800

Approximate date of commencement of proposed sale to the public:    From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED April 15, 2004

1,423,540 Shares of Common Stock

In connection with our acquisition of certain assets from Information Systems Support, Inc. and Biometric Solutions Group, Inc., we issued 1,122,855 shares of our common stock to Biometric Solutions Group. This prospectus may be used by Biometric Solutions Group to resell shares of our common stock issued in the asset purchase. This prospectus may also be used by current and former service providers to resell up to 300,685 shares of our common stock issuable to them upon exercise of certain warrants.

The number of shares these stockholders and warrant holders may sell includes shares of common stock that are currently issued and outstanding as well as shares of common stock that they may receive if they exercise their warrants. The prices at which these stockholders and warrant holders may sell these shares will be determined by the prevailing market price for shares of our common stock or in negotiated transactions. We will not receive any of the proceeds from the sale of these shares, but we will receive the exercise price of the warrants if the warrants are exercised for cash.

Our common stock is quoted on the Nasdaq SmallCap Market under the symbol “SFLK.” On April 14, 2004, the last sale price of our common stock as reported on the Nasdaq SmallCap Market was $3.55 per share.

Investing is our common stock is highly speculative and involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled “ Risk Factors” beginning on page 3 of this prospectus and in the documents we file with the Securities and Exchange Commission that are incorporated by reference in this prospectus before making a decision to purchase our stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April     , 2004.

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information or to make representations not contained in this prospectus. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained in this prospectus is correct as of any time after the date of this prospectus.

Unless the context otherwise requires, the terms “we,” “us,” “our,” “SAFLINK,” and “the Company” refer to SAFLINK Corporation, a Delaware corporation, and its subsidiary.

SAFLINK is a registered trademark of SAFLINK Corporation. Other trademarks referred to in this prospectus belong to their respective owners.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the public reference facilities of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov and at our website at http://www.saflink.com.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

•	read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s public reference rooms; or

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus except for any information superseded by information contained directly in this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 after the date of the initial registration statement and prior to effectiveness of the registration statement:

(1)	our annual report on Form 10-K for the fiscal year ended December 31, 2003;

(2)	our current report on Form 8-K/A filed on March 15, 2004, and our current reports on Form 8-K filed with or furnished to the SEC on March 2, 2004, March 22, 2003, and March 23, 2004; and

(3)	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on October 26, 1992, including any amendments or reports filed for the purpose of updating this information.

You may obtain copies of these filings, at no cost, by writing or telephoning us at the following address:

SAFLINK Corporation

777 108th Avenue NE, Suite 2100

Bellevue, Washington 98004

Attention: Chief Financial Officer

Telephone: (425) 278-1100

THE COMPANY

We design, develop and market a variety of data and network security software products, as well as digital identity and biometric enhanced physical access products. These products use biometric technologies to more securely and conveniently identify and authenticate users on personal computers, workstations, the Internet and servers in networked computer systems and identify and authenticate authorized personnel at physical points of entry. Biometric technologies identify an authorized user by electronically capturing a specific biological characteristic of an individual, such as a fingerprint, voice or facial shape, and creating a unique digital identifier from that characteristic. That identifier is then matched against users seeking access to information, transactions and secure areas.

Our principal executive offices are located at 777 108th Avenue NE, Suite 2100, Bellevue, Washington 98004. Our telephone number is (425) 278-1100.

Acquisition of Assets from Biometric Solutions Group

On December 29, 2003, we acquired certain assets and rights used in connection with the digital identity and biometric-enhanced physical access security business of Information Systems Support and Biometric Solutions Group. We paid approximately $4.1 million for the acquired assets, which consisted of $500,000 in cash and 1,122,855 shares of our common stock. Subject to certain transfer restrictions, Information Systems Support and Biometric Solutions Group have agreed not to sell the shares of common stock received in the transaction for a period of three years. At closing of the transaction, we placed approximately 47% of the purchase price, comprising 600,000 shares of our common stock, into an escrow for the purpose of securing the indemnification obligations of Information Systems Support and Biometric Solutions Group. Subject to certain exceptions, 300,000 of the shares will remain in escrow for a period of one year from the closing date, and the balance of the shares will remain in escrow for a period of two years from the closing date, and in each case until all pending claims for indemnification, if any, have been resolved.

Private Placement of Common Stock

On February 26, 2004, we raised approximately $9.2 million through a private placement of shares of our common stock. We sold a total of 3,080,000 shares of our common stock to a group of accredited institutional investors at a price of $3.00 per share. The placement agent for the financing was Burnham Hill Partners. The per share purchase price represented a discount of approximately 8.3% to the $3.27 per share closing sale price for shares of our common stock as reported on the Nasdaq SmallCap Market on February 25, 2004, the trading day prior to the closing of the financing. Investors also received warrants to purchase up to 1,232,000 additional shares of common stock. The warrants have a term of five years and an exercise price of $3.97 per share.

Merger Agreement with SSP-Litronic

On March 22, 2004, we entered into an agreement and plan of merger and reorganization with SSP Solutions, Inc., a Delaware corporation, dba SSP-Litronic (SSP-Litronic), and Spartan Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of SAFLINK, pursuant to which Spartan will merge with and into SSP-Litronic, with SSP-Litronic surviving as a wholly-owned subsidiary of SAFLINK. In connection with the execution of the merger agreement, certain of our directors, executive officers and affiliates entered into stockholder agreements with SSP-Litronic, and certain of SSP-Litronic’s directors, executive officers and affiliates entered into stockholder agreements with us.

The merger is subject to the approval of each company’s stockholders, regulatory review, and other customary closing conditions. The transaction is intended to qualify as a tax-free transaction and is expected to close in the second or third quarter of 2004, depending on regulatory review.

Pursuant to the terms of the merger agreement, we will acquire all of the outstanding shares of SSP-Litronic in a stock-for-stock transaction where each share of SSP-Litronic common stock will be exchanged for 0.6 shares of our common stock. Given the current capital structures of both companies, it is anticipated that the security holders of SSP-Litronic would receive approximately 49% of the combined company’s outstanding fully-converted shares at closing and our security holders would continue to hold the remaining 51% of the combined company’s outstanding fully-converted shares at closing.

RISK FACTORS

This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “may,” “intend” and “expect” and similar expressions identify certain of such forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from historical results or those contemplated, expressed or implied by the forward-looking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in this prospectus, including under this heading “Risk Factors” and others detailed from time to time in our periodic reports filed with the SEC. Except as required by law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

In addition to the other information in this prospectus or incorporated into this prospectus by reference, you should consider carefully the following factors in evaluating us and our business before purchasing the common stock offered by this prospectus:

We have accumulated significant losses since we started doing business and may not be able to generate significant revenue or any net income in the future, which would negatively impact our ability to run our business.

We have accumulated net losses of approximately $96.0 million from our inception through December 31, 2003. We have continued to accumulate losses after December 31, 2003, to date and we may be unable to generate significant revenue or any net income in the future. We have funded our operations primarily through the issuance of equity securities to investors and may not be able to generate a positive cash flow in the future. If we are unable to generate sufficient cash flow from operations, we will need to seek additional funds through the issuance of additional equity securities or other sources of financing. We may not be able to secure such additional financing on favorable terms, or at all. If we are unable to obtain necessary additional financing, we may be required to reduce the scope of or cease our operations.

A significant number of shares of our common stock are or will be eligible for sale in the open market, which could drive down the market price for our common stock and make it difficult for us to raise capital.

As of March 19, 2004, 31,332,453 shares of our common stock were outstanding, and there were approximately 15.2 million shares of our common stock issuable upon exercise or conversion of outstanding options, warrants and preferred stock. We have issued options and warrants to acquire shares of common stock to our employees and certain other persons at various prices, some of which have exercise prices below the current market price for our common stock. Of these options and warrants, approximately 6.2 million have exercise prices below the recent market price of $3.15 (as of March 19, 2004). As of March 19, 2004, options to acquire 5.4 million shares of our common stock were outstanding and our existing stock option plan had approximately 2.3 million shares available for issuance.

The issuance of a large number of additional shares of our common stock upon the exercise or conversion of outstanding stock options, warrants or preferred stock could cause substantial dilution to existing stockholders and could decrease the market price of our common stock due to the sale of a large number of shares of our common stock in the market, or the perception that these sales could occur. These sales, or the perception of possible sales, could also impair our ability to raise capital in the future.

As of March 19, 2004, 15,166 shares of our Series E preferred stock were outstanding. These shares of preferred stock are convertible into approximately 2.2 million shares of our common stock. On June 5, 2004, all outstanding shares of our Series E preferred stock will automatically convert into shares of common stock, and the Series E preferred stock will cease to exist. The conversion of our Series E preferred stock will cause dilution to our existing common stockholders.

Because they own in excess of 50% of our company, three investors could significantly influence our affairs which may preclude other stockholders from being able to influence stockholder votes.

Three of our investors beneficially own in excess of 50% of our outstanding common stock. Given this substantial ownership, if they decided to act together, they would be able to significantly influence the vote on those corporate matters to be decided by our stockholders. In addition, as of March 19, 2004, these investors beneficially own warrants to purchase, and preferred stock convertible into, an additional 729,671 shares of our common stock. If these investors exercised their warrants and converted their preferred stock in full, they would own approximately 52% of our outstanding common stock. Such concentrated ownership may decrease the value of our common stock and could significantly influence our affairs, which may preclude other stockholders from being able to influence stockholder votes.

If the biometrics market does not experience significant growth or if our products do not achieve broad acceptance in this market, our ability to generate significant revenue in the future would be limited and our business would suffer.

All of our product revenue and a portion of our service revenue is derived from the sale of biometric products and services. Biometric solutions have not gained widespread commercial acceptance. We cannot accurately predict the future growth rate of this market, if any, or the ultimate size of the biometric technology market. The expansion of the market for our products and services depends on a number of factors such as:

•	the cost, performance and reliability of our products and services and the products and services of our competitors;

•	customers’ perception of the benefits of biometric solutions;

•	public perceptions of the intrusiveness of these solutions and the manner in which organizations use the biometric information collected;

•	public perceptions regarding the confidentiality of private information;

•	customers’ satisfaction with our products and services; and

•	marketing efforts and publicity regarding our products and services.

Even if biometric solutions gain wide market acceptance, our products and services may not adequately address market requirements and may not gain wide market acceptance. If biometric solutions or our products and services do not gain wide market acceptance our business and our financial results will suffer.

Any acquisition we make, including our acquisition of assets from Information Systems Support, Inc. (ISS) and Biometric Solutions Group (BSG) and the completion of our merger with SSP-Litronic, could disrupt our business and harm our financial condition.

In our acquisition of assets from ISS and BSG, and in any future acquisitions or business combinations, we are subject to numerous risks and uncertainties, including:

•	dilution of our current stockholders’ percentage ownership as a result of the issuance of stock;

•	incurrence of debt;

•	assumption of unknown liabilities;

•	incurrence of expenses related to the future impairment of goodwill and the

•	amortization of other intangible assets; or

•	incurrence of large write-offs immediately or in the future.

After acquiring the assets from ISS and BSG, we hired all of the personnel who supported the physical access operations. Our continued operation of this business involves numerous risks and uncertainties, including:

•	problems combining the purchasing operations, technologies or products with our operations, technologies and products;

•	unanticipated costs;

•	diversion of management’s attention from our core business;

•	adverse effects on existing business relationships with customers;

•	risks associated with entering markets in which we have no or limited prior experience; and

•	potential loss of key employees, particularly those to whom we offered employment in connection with the asset acquisition.

On March 22, 2004, we entered into an agreement and plan of merger and reorganization with SSP-Litronic pursuant to which SSP-Litronic will become a wholly-owned subsidiary of SAFLINK. We are subject to numerous risks and uncertainties with respect to the proposed merger, including:

•	the possibility that the merger may not close;

•	the failure of the combined company to retain key employees;

•	the failure of the combined company to manage the cost of integrating the businesses of SAFLINK and SSP-Litronic;

•	problems in connection with the integration of the acquired business;

•	problems combining the technology and employees of the two companies and the realization of anticipated benefits of the transaction;

•	risks associated with the rapidly evolving market for biometric solutions and the combined company’s products and services;

•	the pace of spending and timing of economic recovery in the biometric and smart card industry;

•	the combined company’s inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance; and

•	higher than anticipated expenses the combined company may incur in future quarters.

We may not be able to successfully complete the integration of the business, products or technologies or personnel acquired in the asset purchase from ISS and BSG, or that we might acquire in the future, and any failure to do so could disrupt our business and seriously harm our financial condition.

If we are unable to obtain government authorization regarding exports of our products, or if export laws limit or otherwise restrict our business, we could be prohibited from shipping our products to certain countries which could cause our business and financial condition to suffer.

We must comply with U.S. laws regulating the export of our products in order to ship internationally. In some cases, authorization from the U.S. Government may be needed in order to export our products. The export regimes applicable to our business are subject to frequent changes, as are the governing policies. We cannot assure that such authorizations to export will be available to us or for our products in the future. If we cannot obtain required government approvals under these regulations, we may not be able to sell products abroad or make products available for sale internationally.

If third parties, on whom we partly depend for our product distribution, do not promote our products, our ability to generate revenue may be limited and our business and financial condition could suffer.

We utilize third parties such as resellers, distributors and other technology manufacturers to augment our full-time sales staff in promoting sales of our products. If these third parties do not actively promote our products, our ability to generate revenue may be limited. We cannot control the amount and timing of resources that these third parties devote to marketing activities on our behalf. Some of these business relationships are formalized in agreements that can be terminated with little or no notice, which may further decrease the willingness of such third parties to act on our behalf. We also may not be able to negotiate acceptable distribution relationships in the future and cannot predict whether current or future distribution relationships will be successful.

We have depended on a limited number of customers for a substantial percentage of our sales, and due to the non-recurring nature of these sales our revenue in any quarter may not be indicative of future sales.

One customer (Eli Lilly & Company) accounted for 39% of our 2003 revenue. Three customers accounted for approximately 46% (Freddie Mac), 24% (Bearing Point—for the Department of Defense’s CAC program), and 11% (Kaiser Permanente) of our 2002 revenue, respectively. As a result of this concentration of sales to a limited number of customers, our sales have experienced wide fluctuations, and may continue to experience wide fluctuations in the future. These sales are not recurring sales, and quarterly and annual sales levels could fluctuate and sales in any period may not be indicative of sales in future periods.

We may be unable to keep up with rapid technological change in the software and biometric industry which could lead to an increase in our costs, a loss of customers or a delay in market acceptance of our products.

Software design and the biometric technology industry are characterized by rapid development and technological improvements. Because of these changes, our success will depend in part on our ability to keep pace with a changing marketplace, integrate new technology into our software and introduce new products and product enhancements to address the changing needs of the marketplace. Various technical problems and resource constraints may impede the development, production, distribution and marketing of our products and services. In addition, laws, rules, regulations or industry standards may be adopted in response to these technological changes, which in turn, could materially and adversely affect how we do business.

Our future success will also depend upon our ability to develop and introduce a variety of new products and services and enhancements to these new products and services, to address the changing and sophisticated needs of the marketplace. Frequently, technical development programs in the biometric industry require assessments to be made of the future directions of technology and technology markets generally, which are inherently risky and difficult to predict. Delays in introducing new products, services and enhancements, the failure to choose correctly among technical alternatives or the failure to offer innovative products and services at competitive prices may cause customers to forego purchases of our products and services and purchase those of our competitors.

Continued participation by us in the market for governmental agencies may require the investment of our resources in upgrading our products and technology for us to compete and to meet regulatory and statutory standards. We may not have adequate resources available to us or may not adequately keep pace with appropriate requirements to effectively compete in the marketplace.

Provisions in our Certificate of Incorporation and our Certificate of Designation, Preferences and Rights of the Series E preferred stock may prevent or adversely impact the value of a takeover of our company even if a takeover would be beneficial to stockholders.

Our Certificate of Incorporation authorizes our board of directors to issue up to 1,000,000 shares of preferred stock, the issuance of which could adversely affect our common stockholders. We can issue shares of preferred stock without stockholder approval and upon terms and conditions, and having those types of rights, privileges and preferences, as the board of directors determines. Specifically, the issuance of preferred stock may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, voting control of our company even if the acquisition would benefit stockholders.

If we are unable to maintain our Nasdaq SmallCap Market listing, your ability to trade shares of our common stock could suffer.

In April 2003, our common stock was approved for relisting on the Nasdaq SmallCap Market. For our common stock to remain listed on the Nasdaq SmallCap Market, we must meet the minimum listing requirements for continued listing, including, among other requirements, minimum bid price and market value of public float requirements. If we fail to continue to meet the minimum listing requirements, we may be delisted from the Nasdaq SmallCap Market. If our common stock is delisted from the Nasdaq SmallCap Market, transactions in our common stock would likely be conducted only in the over-the counter market, or potentially on regional exchanges, which could negatively impact on the trading volume and price of our common stock, and investors may find it more difficult to purchase or dispose of, or to obtain accurate quotations as to the market value of, our common stock. In addition, if our common stock were not listed on the Nasdaq National Market or the Nasdaq SmallCap Market and the trading price of our common stock fell below $1.00 per share, trading in our common stock would also be subject to the requirements of certain rules which require additional disclosures by broker-dealers in connection with any trades involving a stock defined as a “penny stock.” In such event, the additional burdens imposed on broker-dealers to effect transactions in our common stock could further limit the market liquidity of our common stock and the ability of investors to trade our common stock.

Our financial and operating results often vary significantly from quarter to quarter and may be negatively affected by a number of factors.

Our financial and operating results have fluctuated in the past and could fluctuate in the future from quarter to quarter because of the following reasons:

•	reduced demand for our products and services;

•	price reductions, new competitors, or the introduction of enhanced products or services from new or existing competitors;

•	changes in the mix of products and services we or our distributors sell;

•	contract cancellations, delays or amendments by government agency customers;

•	the lack of government demand for our products and services or the lack of government funds appropriated to purchase our products and services;

•	unforeseen legal expenses, including litigation costs;

•	expenses related to acquisitions;

•	other non-recurring financial charges;

•	the lack of availability or increase in cost of key components and subassemblies; and

•	the inability to successfully manufacture in volume, and reduce the price of, certain of our products that may contain complex designs and components.

Particularly important is our need to invest in planned technical development programs to maintain and enhance our competitiveness, and to develop and launch new products and services. Improving the manageability and likelihood of success of such programs requires the development of budgets, plans and schedules for the execution of these programs and the adherence to such budgets, plans and schedules. The majority of such program costs are payroll and related staff expenses, and secondarily materials, subcontractors and promotional expenses. These costs are very difficult to adjust in response to short-term fluctuations in our revenue, compounding the difficulty of achieving profitability.

The lengthy and variable sales cycle of some of our products makes it difficult to predict operating results.

Certain of our products have a lengthy sales cycle while the customer completes an in-depth evaluation of our products and receives approvals for purchase. In addition, new product introduction often centers around key trade shows and failure to deliver a product prior to such an event can seriously delay introduction of a product. As a result of our lengthy sales cycles, we may incur substantial expense before we earn associated revenues because a significant portion of our operating expenses is relatively fixed and based on expected revenues. The lengthy sales cycles of our products make forecasting the volume and timing of orders difficult. In addition, the delays inherent in lengthy sales cycles raise additional risks that customers may cancel or change their minds. If customer cancellations or product delays occur, this could result in the loss of anticipated sales without allowing us sufficient time to reduce our inventory and operating expenses.

We derive a substantial portion of our revenue from government contracts, which are often non-standard, involve competitive bidding, may be subject to cancellation without penalty and may produce volatility in earnings and revenue.

Our performance in any one reporting period is not necessarily indicative of sales trends or future operating or earnings performance because of our reliance on a small number of large customers, a substantial portion of which are government agencies. Government contracts frequently include provisions that are not standard in private commercial transactions. For example, government contracts may include bonding requirements and provisions permitting the purchasing agency to cancel the contract without penalty in certain circumstances. As public agencies, our prospective customers are also subject to public agency contract requirements that vary from jurisdiction to jurisdiction. Some of these requirements may be onerous or impossible to satisfy.

Failure by us to maintain the proprietary nature of our technology and intellectual property could have a material adverse effect on our business, operating results, financial condition and stock price and on our ability to compete effectively.

We principally rely upon patent, trademark, copyright, trade secret and contract law to establish and protect our proprietary rights. There is a risk that claims allowed on any patents or trademarks we hold may not be broad enough to protect our technology. In addition, our patents or trademarks may be challenged, invalidated or circumvented and we cannot be certain that the rights granted thereunder will provide competitive advantages to us. Moreover, any current or future issued or licensed patents, or trademarks, or existing or future trade secrets or know-how may not afford sufficient protection against competitors with similar technologies or processes, and the possibility exists that certain of our already issued patents or trademarks may infringe upon third party patents or trademarks or be designed around by others. In addition, there is a risk that others may independently develop proprietary technologies and processes, which are the same as, substantially equivalent or superior to ours, or become available in the market at a lower price. There is a risk that we have infringed or in the future will infringe patents or trademarks owned by others, that we will need to acquire licenses under patents or trademarks belonging to others for technology potentially useful or necessary to us, and that licenses will not be available to us on acceptable terms, if at all.

We may have to litigate to enforce our patents or trademarks or to determine the scope and validity of other parties’ proprietary rights. Litigation could be very costly and divert management’s attention. An adverse outcome in any litigation could have a severe negative impact on our financial results and stock price. We also rely on trade secrets and proprietary know-how, which we seek to protect by confidentiality agreements with our employees, consultants, service providers and third parties. There is a risk that these agreements may be breached, and that the remedies available to us may not be adequate. In addition, our trade secrets and proprietary know-how may otherwise become known to or be independently discovered by others.

If we fail to adequately manage the size of our business, it could have a severe negative impact on our financial results or stock price.

Our management believes that, to be successful, we must appropriately manage the size of our business. This may mean reducing costs and overhead in certain economic periods, and selectively growing in periods of economic expansion. In addition, we will be required to implement operational, financial and management information procedures and controls that are efficient and appropriate for the size and scope of our operations. The management skills and systems currently in place may not be adequate and we may not be able to manage any significant reductions or growth effectively.

If we fail to attract and retain qualified senior executive and key technical personnel, our business will not be able to expand.

We are dependent on the continued availability of the services of our employees, many of whom are individually key to our future success, and the availability of new employees to implement our business plans. Although our compensation programs are intended to attract and retain the employees required for us to be successful, there can be no assurance that we will be able to retain the services of all of the key employees or a sufficient number to execute our plans, nor can there be any assurances that we will be able to continue to attract new employees as required.

Our personnel may voluntarily terminate their relationship with us at any time, and competition for qualified personnel, especially engineers, is intense. The process of locating additional personnel with the combination of skills and attributes required to carry out our strategy could be lengthy, costly and disruptive.

If we lose the services of key personnel, or fail to replace the services of key personnel who depart, we could experience a severe negative impact on our financial results and stock price. In addition, there is intense competition for highly qualified engineering and marketing personnel in the locations where we principally operate. The loss of the services of any key engineering, marketing or other personnel or our failure to attract, integrate, motivate and retain additional key employees could have a material adverse effect on our business and financial results and stock price.

PLAN OF DISTRIBUTION

We are registering 1,423,540 shares of our common stock on behalf of the selling stockholders. As used in this prospectus, “selling stockholders” includes the selling stockholders (including certain current and former service providers who hold warrants to purchase shares of our common stock) named in the table below and pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus. The selling stockholders may sell the shares from time to time and may also decide not to sell all the shares they are allowed to sell under this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise and in one or more transactions. The shares may be sold by one or more of the following methods:

•	a block trade in which the broker-dealer so engaged will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	on the Nasdaq SmallCap Market or on such other markets on which our common stock may from time to time be trading;

•	in privately-negotiated transactions;

•	through the writing of options on the shares of common stock, short sales or any combination the two; or

•	any combination of the foregoing, or any other available means allowable under law.

The selling stockholders may sell at market prices at the time of sale, at prices related to the market price or at negotiated prices. It is possible that the selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then current market price. The selling stockholders may also resell all or a portion of their shares in open market transactions in reliance upon available exemptions under the Securities Act, such as Rule 144, provided they meet the requirements of these exemptions. Some or all of the shares of common stock issuable upon exercise of warrants may not be issued to, or sold by, the selling stockholders.

Alternatively, the selling stockholders may from time to time offer shares through brokers, dealers or agents. Brokers, dealers, agents or underwriters participating in transactions may receive compensation in the form of discounts, concessions or commissions from the selling stockholders (and, if it acts as agent for the purchaser of the shares, from that purchaser). The discounts, concessions or commissions might be in excess of those customary in the type of transaction involved.

The shares may be sold by selling stockholders only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

We have agreed to pay the costs and expenses of registering the shares under the Securities Act, including registration and filing fees, printing expenses, administrative expenses, legal fees and accounting fees. If the shares are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts, underwriting commissions and agent commissions.

We have agreed to indemnify certain of the selling stockholders against liabilities they may incur because of an untrue or alleged untrue statement of a material fact contained in this prospectus or the omission or alleged omission to state in the prospectus a material fact required to be contained in the prospectus, or necessary to make the statements in this prospectus not misleading. However, we shall not be required to indemnify the selling stockholders for liabilities that we incur based on our reliance on written information that the selling stockholders have furnished to us expressly for use in this prospectus. Likewise, certain of the selling stockholders have agreed to indemnify us against liabilities that we incur as a result of any statement or omission made in this prospectus based on written information that the selling stockholders have provided to us expressly for use in this prospectus. However, these selling stockholders shall only be liable to us up to the amount of their aggregate investment in the shares sold pursuant to this prospectus.

The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares of common stock, may be deemed to be “underwriters” as that term is defined under the Securities Act or the Exchange Act. In addition, the selling stockholders and any other persons participating in the sale or distribution of the shares of common stock will be subject to applicable provisions of the Exchange Act. These provisions may limit the timing of purchases and sales of any of common stock by the selling stockholders or any other such person. The foregoing may affect the marketability of the shares of our common stock. Any profits on the sale of the common stock by the selling stockholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to our common stock for a period of up to five business days prior to the commencement of distribution. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock. Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

We have agreed to keep the registration statement, of which this prospectus constitutes a part, effective until the earlier of (i) the date when the selling stockholders have resold all of the shares, or (ii) December 29, 2006.

We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of material fact or omit to state a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to the selling stockholders.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares by any of the selling stockholders, but we will receive the exercise prices payable upon the exercise of the warrants, if exercised for cash. We will use the proceeds received from the exercise of warrants, if any, for working capital and general corporate purposes.

SELLING STOCKHOLDERS

The following table sets forth the number of shares beneficially owned by each of the selling stockholders. None of the selling stockholders has held a position or office or had a material relationship with us within the past three years other than as a result of the ownership of our common stock or other securities of ours or as a result of being a service provider to us. We cannot give an estimate as to the amount of our common stock that will be beneficially owned by the selling stockholders after completion of this offering because the selling stockholders may offer all, some or none of the shares of our common stock beneficially owned by them or that may hereafter be acquired by them upon the exercise of warrants. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below.

Beneficial ownership is determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. This table is based upon information supplied to us by the selling stockholders and information filed with the SEC. Except as otherwise indicated, we believe that each selling stockholder has sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by it. The percent of beneficial ownership for the selling stockholders is based on 31,332,453 shares of our common stock outstanding as of March 19, 2004.

We may amend or supplement this prospectus from time to time in the future to update or change this list and shares which may be resold.

Selling Stockholder	Number of Shares Beneficially Owned	Percent of Outstanding Shares	Number of Shares Registered For Sale Hereby
Biometric Solutions Groups, Inc. (1)	1,122,855	3.58%	1,122,855
Brian M. Herman (2)	87,951	*	27,031
Claude Ware (3)	10,530	*	10,030
David Rich (4)	1,003	*	1,003
Doug Bermingham (5)	85,000	*	85,000
James St. Clair (6)	8,687	*	1,673
Jonathan C. Rich (7)	10,030	*	10,030
Mark Ford (8)	9,994	*	9,829
Mark Kolibas (9)	25,000	*	25,000
Michael Xirinacs (10)	10,490	*	5,015
Robert Dombrowski (11)	1,671	*	1,671
Sean M. Callahan (12)	34,413	*	7,523
Spencer Trask Ventures, Inc. (13)	15,000	*	15,000
Ted Bodensteiner (14)	752	*	752
Thomas Colatosti (15)	35,000	*	35,000
vFinance Investments, Inc. (16)	19,057	*	19,057
Victus Capital, L.P. (17)	444,792	1.42%	40,385
Vince Calicchia (18)	5,015	*	5,015
Zohar Hod (19)	1,671	*	1,671

*	Less than one percent.

(1)	Biometric Solutions Group, Inc. is a non-reporting entity. Gregory D. Erwin has dispositive and voting power over the shares held by Biometric Solutions Group, Inc.

(2)	Consists of warrants to purchase an aggregate of 87,951 shares of our common stock.

(3)	Includes warrants to purchase an aggregate of 10,030 shares of our common stock issued in connection with our engagement agreement with vFinance Investments, Inc.

(4)	Consists of warrants to purchase an aggregate of 1,003 shares of our common stock issued in connection with our engagement agreement with vFinance Investments, Inc.

(5)	Consists of warrants to purchase an aggregate of 85,000 shares of our common stock issued in connection with our engagement agreement with Spencer Trask Ventures, Inc.

(6)	Consists of warrants to purchase an aggregate of 8,687 shares of our common stock issued in connection with our engagement agreement with ViewTrade Securities, Inc.

(7)	Consists of warrants to purchase an aggregate of 10,030 shares of our common stock issued in connection with our engagement agreement with vFinance Investments, Inc.

(8)	Includes warrants to purchase an aggregate of 9,829 shares of our common stock issued in connection with our engagement agreement with ViewTrade Securities, Inc.

(9)	Consists of warrants to purchase an aggregate of 25,000 shares of our common stock issued in connection with our engagement agreement with Trident Management Consulting.

(10)	Consists of warrants to purchase an aggregate of 10,490 shares of our common stock issued in connection with our engagement agreement with vFinance Investments, Inc.

(11)	Consists of warrants to purchase an aggregate of 1,671 shares of our common stock issued in connection with our engagement agreement with ViewTrade Securities, Inc.

(12)	Consists of warrants to purchase an aggregate of 26,890 shares of our common stock issued in connection with our engagement agreement with ViewTrade Securities, Inc.

(13)	Consists of warrants to purchase an aggregate of 15,000 shares of our common stock issued in connection with our engagement agreement with Spencer Trask Ventures, Inc. Spencer Trask Ventures, Inc. is a registered broker-dealer and a non-reporting entity. William Dioguardi has dispositive and voting power over the shares held by Spencer Trask Ventures, Inc.

(14)	Consists of warrants to purchase an aggregate of 752 shares of our common stock issued in connection with our engagement agreement with ViewTrade Securities, Inc.

(15)	Consists of warrants to purchase an aggregate of 35,000 shares of our common stock issued in connection with our engagement agreement with American Security Ventures.

(16)	Consists of warrants to purchase an aggregate of 19,057 shares of our common stock issued in connection with our engagement agreement with vFinance Investments, Inc. vFinance Investments, Inc. is a registered broker-dealer and a non-reporting entity. Leonard J. Sokolow has dispositive and voting power over the shares held by vFinance Investments, Inc.

(17)	Consists of warrants to purchase an aggregate of 381,680 shares of our common stock. Victus Capital, L.P. is an affiliate of H.C. Wainwright & Co., Inc., a registered-broker dealer. Victus Capital, L.P. acquired the shares in the ordinary course of business and, at the time of acquisition, did not have any plans or proposals, directly or with another person, to distribute the shares. Victus Capital, L.P. is a non-reporting entity, and John Succo, Sky Lucas and Shad Stastney have dispositive and voting power over the shares held by Victus Capital, L.P.

(18)	Consists of warrants to purchase an aggregate of 5,015 shares of our common stock issued in connection with our engagement agreement with vFinance Investments, Inc.

(19)	Consists of warrants to purchase an aggregate of 1,671 shares of our common stock issued in connection with our engagement agreement with ViewTrade Securities, Inc.

LEGAL MATTERS

Gray Cary Ware & Freidenrich LLP will issue a legal opinion as to the validity of the issuance of the shares of common stock offered under this prospectus.

EXPERTS

The consolidated financial statements of SAFLINK Corporation as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Biometric Solutions Group, Inc. as of September 30, 2003 and for the year then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Biometric Solutions Group, Inc. as of September 30, 2002 and for the period from December 21, 2001 (Inception) to September 30, 2002 have been incorporated by reference herein in reliance upon the report of Aidman, Piser & Company, P. A., certified public accountants, also incorporated by reference herein, upon the authority of said firm as experts in accounting and auditing.

We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

1,423,540 Shares of Common Stock

Prospectus

April            , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fees.

To be Paid by the Registrant
SEC registration fees	$649
Legal fees and expenses	$75,000
Accounting fees and expenses	$50,000
Printing and engraving expenses	$5,000
Transfer agent’s fees	$5,000
Miscellaneous fees and expenses	$15,000

Total	$150,649

Item 15.	Indemnification of Directors and Officers.

The Registrant’s Certificate of Incorporation provides that the Registrant shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (the “DGCL”), indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in right of the Registrant) by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Such Certificate of Incorporation also provides that such indemnification rights shall not be exclusive of other indemnification rights to which those seeking indemnification may be entitled under the Registrant’s Bylaws, agreement or the vote of its stockholders or disinterested directors.

The Registrant’s Bylaws provide that the Registrant shall, to the fullest extent authorized by the DGCL, indemnify any person who was or is made a party or threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director or officer of another corporation, or as a controlling person of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer, or in any other capacity while serving as a director or officer, against all expenses, liability or loss reasonably incurred or suffered by such person in connection with such action, suit or proceeding. The Registrant’s Bylaws also provide that the Registrant may enter into one or more agreements with any person which provides for indemnification rights equivalent to or, if the Registrant’s Board of Directors so determines, greater than, those provided for in such Bylaws.

The Registrant intends to purchase and maintain insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against him and incurred by him in any such capacity, subject to certain exclusions.

See also the undertakings set out in response to Item 17 herein.

Item 16.	Exhibits.

The following exhibits are filed with this registration statement:

		Filed Herewith	Incorporated by Reference
Exhibit No.	Description		Form	Exhibit No.	File No.	Filing Date
4.1	Restated Certificate of Incorporation of SAFLINK Corporation		10-K	3.1	000-20270	3/30/2004

4.2	Second Amended and Restated Bylaws of SAFLINK Corporation		10-Q	3.1	000-20270	8/14/2003

4.3	Registration Rights Agreement dated December 28, 2003, by and between SAFLINK Corporation and Biometric Solutions Group, Inc.		8-K	99.2	000-20270	12/31/2003

5.1	Opinion of Gray Cary Ware & Freidenrich LLP	X

23.1	Consent of KPMG LLP, Independent Auditors	X

23.2	Consent of Aidman, Piser & Company, P.A.	X

23.3	Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1)	X

24.1	Power of Attorney (included in the signature page of this registration statement)	X

Item 17.	Undertakings.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 15 of this registration statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the “Commission”) such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bellevue, State of Washington, on April 15, 2004.

SAFLINK CORPORATION

By:	/s/ Glenn L. Argenbright

Glenn L. Argenbright President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Form S-3 Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Glenn L. Argenbright Glenn L. Argenbright	President, Chief Executive Officer and Director (Principal Executive Officer)	April 15, 2004

/s/ Jon C. Engman Jon C. Engman	Chief Financial Officer (Principal Financial and Accounting Officer)	April 15, 2004

/s/ Frank M. Devine* Frank M. Devine	Director	April 15, 2004

/s/ Gordon E. Fornell* Gordon E. Fornell	Director	April 15, 2004

/s/ Terry N. Miller* Terry N. Miller	Director	April 15, 2004

/s/ Steven M. Oyer* Steven M. Oyer	Director	April 15, 2004

*By:	/s/ Glenn L. Argenbright

Glenn L. Argenbright Attorney -In-Fact

INDEX TO EXHIBITS

		Filed Herewith	Incorporated by Reference
Exhibit No.	Description		Form	Exhibit No.	File No.	Filing Date
4.1	Restated Certificate of Incorporation of SAFLINK Corporation.		10-K	3.1	000-20270	3/30/2004

4.2	Second Amended and Restated Bylaws of SAFLINK Corporation		10-Q	3.1	000-20270	8/14/2003

4.3	Registration Rights Agreement dated December 28, 2003, by and between SAFLINK Corporation and Biometric Solutions Group, Inc.		8-K	99.2	000-20270	12/31/2003

5.1	Opinion of Gray Cary Ware & Freidenrich LLP	X

23.1	Consent of KPMG LLP, Independent Auditors	X

23.2	Consent of Aidman, Piser & Company, P.A.	X

23.2	Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1)	X

24.1	Power of Attorney (included in the signature page of this registration statement)	X